Exhibit 99.1

McDermott Reports Second Quarter 2014 Financial Results

Turnaround on track

Company to Host Conference Call and Webcast Today at 4:00 p.m. CT

HOUSTON--(BUSINESS WIRE)--August 4, 2014--McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) today announced financial results for the quarter ended June 30, 2014. The Company reported a second quarter 2014 net loss of $11 million or $0.05 per fully diluted share, compared to a net loss of $149 million or $0.63 per diluted share in the prior-year quarter. Weighted average common shares outstanding on a fully diluted basis were approximately 237 million and 236 million in the quarters ended June 30, 2014 and June 30, 2013, respectively.

The Company reported second quarter revenues of $476 million, a decrease of 26% compared to revenues of $647 million in the corresponding period of 2013 due to lower marine contribution. Operating income was $28 million in the second quarter 2014 and included $46 million of gains on asset sales and $1 million of restructuring expenses. These results compare to the prior-year operating loss of $150 million, which included $15 million of restructuring expenses.

“The results reflect our efforts to improve execution, and we are pleased to return three legacy projects to profitability and to complete two others,” said David Dickson, President and Chief Executive Officer of McDermott. Dickson added, “I am encouraged by the steps our reorganized management team is taking to promote cultural change as we focus on improving our competitiveness and building quality backlog.”

The Company’s other expense for the second quarter 2014 was $32 million compared to other income of $9 million in the year-ago quarter due to increased interest expense. The second quarter 2014 interest expense included $28 million of expenses related to prior financing arrangements.

Contract Backlog Summary

As of June 30, 2014, the Company’s backlog was $4.1 billion, compared to $4.4 billion at March 31, 2014. Of the June 30, 2014 backlog, approximately 39% related to offshore operations and approximately 61% related to subsea operations. Order intake in the second quarter 2014 totaled $176 million.

At the end of the second quarter, the Company had $8.4 billion in bids and change orders outstanding. The Company is targeting to bid approximately $9.8 billion in projects that are expected to be awarded in the next five quarters. In total, the Company’s revenue pipeline was $22 billion as of June 30, 2014.

Balance Sheet Summary

As of June 30, 2014, McDermott reported total assets of $3.7 billion. Included in this amount is $958 million in cash and cash equivalents, restricted cash and investments. At quarter-end the Company had $904 million in debt outstanding and total equity of $1.6 billion, or 45% of total assets.

Conference Call

McDermott has scheduled a conference call and webcast related to its second quarter 2014 results today at 4:00 p.m. U.S. Central Daylight Time. Interested parties may listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site. The replay will also be available on the Company’s Web site following the end of the call. In addition, a presentation will be available on the Investor Relations section of the Company’s Web site that contains supplemental information on our operations and our business outlook.

About the Company

McDermott is a leading provider of integrated engineering, procurement, construction and installation (EPCI) services for upstream field developments worldwide. The Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning for complex Offshore and Subsea oil and gas projects to help oil companies safely produce and transport hydrocarbons. Our clients include national and major energy companies. Operating in more than 20 countries across the world, our locally focused and globally integrated resources include approximately 14,000 employees, a diversified fleet of specialty marine construction vessels, fabrication facilities and engineering offices. We are renowned for our extensive knowledge and experience, technological advancements, performance records, superior safety and commitment to deliver. McDermott has served the energy industry since 1923 and is listed on the New York Stock Exchange.

To learn more, please visit our website at www.mcdermott.com

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact McDermott's actual results of operations. These forward-looking statements include, but are not limited to, statements about the profitability of legacy projects, backlog, bids and change orders outstanding, projects McDermott expects to bid and the timing of award of such, and revenue pipeline, to the extent these may be viewed as indicators of future revenues or profitability, optimism about steps being taken to promote cultural change and the Company’s focus on improving competitiveness to build quality backlog. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog, changes in project design or schedules, the availability of qualified personnel, changes in the scope or timing of contracts, and contract cancellations, change orders and other modifications. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward-looking statements. For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2013 and subsequent quarterly reports on Form 10-Q. This news release reflects management's views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

McDERMOTT INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited) (In thousands, except share and per share amounts)
Revenues	$476,083	$647,250	$1,079,894	$1,454,738

Costs and Expenses:
Cost of operations	432,298	723,259	1,023,791	1,436,073
Selling, general and administrative expenses	56,877	52,617	112,274	104,843
Gain on asset disposals	(45,769)	(13)	(52,208)	(14,729)
Restructuring expenses	1,263	15,462	7,388	15,462

Total costs and expenses	444,669	791,325	1,091,245	1,541,649

Equity in Loss of Unconsolidated Affiliates	(3,322)	(5,461)	(2,199)	(9,592)

Operating Income (Loss)	28,092	(149,536)	(13,550)	(96,503)

Other Income (Expense):
Interest income (expense)--net	(38,745)	428	(38,684)	770
Gain on foreign currency--net	6,622	8,904	2,540	6,378
Other income (expense)--net	(312)	(31)	(577)	751

Total other income (expense)	(32,435)	9,301	(36,721)	7,899

Loss before provision for income taxes and noncontrolling interests	(4,343)	(140,235)	(50,271)	(88,604)

Provision for Income Taxes	4,788	5,902	8,277	33,215

Net Loss	(9,131)	(146,137)	(58,548)	(121,819)

Less: Net Income Attributable to Noncontrolling Interests	1,699	3,286	2,235	7,051

Net Loss Attributable to McDermott International, Inc.	$(10,830)	$(149,423)	$(60,783)	$(128,870)

McDERMOTT INTERNATIONAL, INC. EARNINGS PER SHARE COMPUTATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In thousands, except share and per share amounts)
Net loss attributable to McDermott International, Inc.	$(10,830)	$(149,423)	$(60,783)	$(128,870)

Weighted average common shares (basic)	237,395,580	236,199,438	237,178,369	236,070,311
Effect of dilutive securities:
Stock options, restricted stock and restricted stock units	-	-	-	-

Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards (diluted)	237,395,580	236,199,438	237,178,369	236,070,311

Basic earnings per share:
Net loss attributable to McDermott International, Inc.	(0.05)	(0.63)	(0.26)	(0.55)

Diluted earnings per share:
Net loss attributable to McDermott International, Inc.	(0.05)	(0.63)	(0.26)	(0.55)

SUPPLEMENTARY DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In thousands)
Depreciation & amortization expense	$21,645	$19,096	$46,247	$39,318
Drydock amortization	$3,020	$4,381	$9,966	$9,931
Capital expenditures	$117,064	$106,826	$154,957	$144,475
Backlog	$4,063,900	$5,090,868	$4,063,900	$5,090,868

McDERMOTT INTERNATIONAL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2014	December 31, 2013
	(Unaudited) (In thousands, except share and per share amounts)
Assets
Current Assets:
Cash and cash equivalents	$764,034	$118,702
Restricted cash and cash equivalents	189,871	23,652
Accounts receivable--trade, net	225,459	381,858
Accounts receivable--other	72,347	89,273
Contracts in progress	440,345	425,986
Deferred income taxes	9,092	7,091
Assets held for sale	1,396	1,396
Other current assets	43,339	32,242

Total Current Assets	1,745,883	1,080,200

Property, Plant and Equipment	2,343,876	2,367,686
Less accumulated depreciation	(790,871)	(889,009)

Net Property, Plant and Equipment	1,553,005	1,478,677
Accounts receivable-- long-term retainages	145,883	65,365
Investments in Unconsolidated Affiliates	46,111	50,536
Deferred income taxes	18,220	16,766
Assets held for sale	10,121	12,243
Investments	4,219	13,511
Other Assets	119,757	90,073

Total Assets	$3,643,199	$2,807,371

Liabilities and Equity
Current Liabilities:
Notes payable and current maturities of long-term debt	$26,285	$39,543
Accounts payable	347,910	398,739
Accrued liabilities	326,573	365,224
Advance billings on contracts	204,536	278,929
Deferred income taxes	19,564	17,892
Income taxes payable	15,660	20,657

Total Current Liabilities	940,528	1,120,984

Long-Term Debt	878,090	49,019
Self-Insurance	22,625	20,531
Pension Liability	15,320	15,681
Non-current Income Taxes	57,084	56,042
Other Liabilities	82,009	104,770
Commitments and Contingencies
Stockholders’ Equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares; issued 244,950,464 and 244,271,365 shares at June 30, 2014 and December 31, 2013, respectively	244,950	244,271
Capital in excess of par value (including prepaid common stock purchase contracts)	1,661,543	1,414,457
Retained earnings	(131,940)	(71,157)
Treasury stock, at cost, 7,316,539 and 7,130,294 shares at June 30, 2014 and December 31, 2013, respectively	(97,069)	(97,926)
Accumulated other comprehensive loss	(119,221)	(140,131)

Stockholders’ Equity--McDermott International, Inc.	1,558,263	1,349,514
Noncontrolling Interests	89,280	90,830

Total Equity	1,647,543	1,440,344

Total Liabilities and Equity	$3,643,199	$2,807,371

McDERMOTT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2014	2013
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(58,548)	$(121,819)
Non-cash items included in net loss:
Depreciation and amortization	46,247	39,318
Drydock amortization	9,966	9,931
Stock-based compensation charges	10,352	10,110
Net periodic pension benefit cost	6,164	(641)
Equity in loss of unconsolidated affiliates	2,199	9,592
Restructuring activity	(982)	12,104
Gain on asset disposals	(52,208)	(14,729)
Benefit for deferred taxes	(4,375)	(4,314)
Gain on foreign currency	(2,540)	(6,378)
Other non-cash items	374	321
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	86,305	54,106
Net contracts in progress and advance billings on contracts	(88,771)	(4,051)
Accounts payable	(31,756)	24,413
Accrued and other current liabilities	(9,706)	(23,299)
Pension liability and accrued postretirement and employee benefits	9,563	(25,973)
Derivative instruments and hedging activities	(26,153)	(71,013)
Other assets and liabilities	10,958	15,840
TOTAL CASH USED IN OPERATING ACTIVITIES	(92,911)	(96,482)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(154,957)	(144,475)
Increase in restricted cash and cash equivalents	(166,219)	(6,370)
Purchases of available-for-sale securities	(1,997)	(8,637)
Sales and maturities of available-for-sale securities	11,303	34,031
Proceeds from the sale and disposal of assets	53,704	35,672
Other investing activities	(5,076)	(6,939)
TOTAL CASH USED IN INVESTING ACTIVITIES	(263,242)	(96,718)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from 8% senior Notes	500,000	-
Proceeds from term Loan	300,000	-
Proceeds from prepaid common stock purchase contracts issuance	240,044	-
Proceeds from amortizing notes issuance	47,456	-
Issuance of common stock	169	45
Payments - long term debt	(35,705)	(7,073)
Borrowings - short term debt	250,000	-
Payments - short term debt	(250,000)	-
Debt issuance costs	(45,521)	-
Distributions to noncontrolling interests	(3,754)	(11,243)
Other financing activities	(1,413)	(1,083)
TOTAL CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1,001,276	(19,354)
EFFECTS OF EXCHANGE RATE CHANGES ON CASH	209	118
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	645,332	(212,436)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	118,702	640,147
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$764,034	$427,711

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes (net of refunds)	$17,162	$72,363
Interest expense (net of amount capitalized)	$10,884	-

CONTACT:
McDermott International, Inc.
Investors & Financial Media
Steve Oldham, 281.870.5147
soldham@mcdermott.com
or
Trade, General & Local Media
Louise Denly, 281.870.5025
ldenly@mcdermott.com